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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Dominick's Finer Foods, Inc.

        Blackhawk Developments, Inc.
        Blackhawk Properties, Inc.
        Dodi Hazelcrest, Inc.
        Dominick's Finer Foods, Inc. of Illinois

        DFF Equipment Leasing Company

        Kohl's of Bloomingdale, Inc.
        Save-It Discount Foods Corporation